Attachment 77C - Submission of Matters to a Vote of Security Holders

A special meeting of shareholders of Sentinel Variable Products Trust was held on May 24, 2007. Four proposals were voted on and approved. The first was the election of Trustees of the Trust, to serve until their successors have been duly elected and qualified or until their retirement, resignation , death or removal. The vote was:

NOMINEE:                                FOR           WITHHOLD
-------                                 ---           --------

Thomas H. MacLeay                   38,821,915.053   739,437.959
William D. McMeekin                 39,372,875.243   188,477.769
Nancy F. Pope                       38,825,906.786    735,446.226
William G. Ricker                   38,812,817.249   748,535.763

The next item was to consider and act upon a proposal to amend and restate the Trust's Declaration of Trust to standardize its provisions and conform them to current applicable law. The vote was:

For:                38,855,174.531
Against:               124,758.873
Abstain:               581,419.608

The third item was to approve the repeal of the investment restriction restricting each Fund from investing more than 5% of its net assets in warrants valued at the lower of cost or market, or more than 2% of its net assets in warrants that are not listed on either the New York Stock Exchange or the American Stock Exchange. The vote was:

Balanced Fund:
For:               1,140,897.149
Against:             475,505.747
Abstain:              62,235.676

Bond Fund:
For:              1,936,220.144
Against:            183,842.853
Abstain:            128,917.924

Common Stock Fund:
For:                 423,399.776
Against:              45,090.012
Abstain:             23,666.122
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Mid Cap Growth Fund:
For:              1,941,791.568
Against:            230,016.370
Abstain:            104,785.711

Money Market Fund:
For:              20,598,139.637
Against:           1,367,347.112
Abstain:           1,558,753.314

Small Company Fund:
For:              3,605,024.764
Against:    229,776.672
Abstain:    218,295.444

The last item was to restate each Fund's fundamental investment policy with regard to the status of each Fund as either diversified or non-diversified. The vote was:

Balanced Fund:
For:              1,159,770.779
Against:            414,163.664
Abstain:            104,704.129

Bond Fund:
For:              2,035,962.442
Against:            105,194.823
Abstain:            107,823.656

Common Stock Fund:
For:                 461,805.170
Against:              12,746.287
Abstain:              17.604.453

Mid Cap Growth Fund:
For:              2,094,937.948
Against:             82,515.740
Abstain:             99,139.961

Money Market Fund:
For:             22,019,216.856
Against:             65,796.005
Abstain:          1,439,227.192

Small Company Fund:
For:              3,850,207.399
Against:             67,148.649
Abstain:            135,740.832